Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-160304) pertaining to the Myriad Pharmaceuticals, Inc. 2009 Employee, Director and Consultant Equity Incentive Plan, and the 2009 Myriad Pharmaceuticals, Inc. Employee Stock Purchase Plan, of Myriad Pharmaceuticals, Inc., of our report dated September 28, 2009, with respect to the financial statements of Myriad Pharmaceuticals, Inc., included in this Annual Report (Form10-K) for the year ended June 30, 2009.

/s/ Ernst & Young LLP

Salt Lake City, Utah
September 28, 2009